UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-A/A
(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO
SECTION 12(b) OR 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

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STEEL TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Kentucky	61-0712014
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

15415 Shelbyville Road, Louisville, Kentucky 40245

(Address of principal executive offices, including zip code)

(502) 245-2110

(Registrant's telephone number, including area code)

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Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Share Purchase Rights	NASDAQ Global Select Market

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If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [  ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [X]

Securities Act registration statement file number to which this form relates: Not applicable

Securities to be registered pursuant to Section 12(g) of the Act:

None

Item 1. Description of Registrant's Securities to Be Registered.

Item 1 of the Form 8-A filed by Steel Technologies Inc. (the "Company") with the Securities and Exchange Commission on May 12, 1998 is hereby amended by adding the following:

            "On February 28, 2007 , the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") among the Company, Mitsui & Co. (U.S.A.), Inc., a New York corporation ("Mitsui"), and Bluegrass Acquisition, Inc., a Kentucky corporation and wholly owned subsidiary of Mitsui ("Merger Sub"), pursuant to which Merger Sub will merge with and into the Company, with the Company as the surviving corporation (the "Merger"). Immediately prior to and in connection with the execution of the Merger Agreement, on February 28, 2007 the Company and National City Bank as successor Rights Agent ("Agent") entered into a First Amendment to Rights Agreement (the "Amendment") between the Company and Agent, as successor rights agent, dated as of April 24, 1998 (the "Rights Agreement") that provides that neither the execution of the Merger Agreement, nor the announcement or consummation of the Merger, will trigger the provisions of the Rights Agreement. The Amendment also provides that the Rights Agreement will terminate immediately prior to the effective time of the Merger.

            The foregoing description of the Amendment is qualified in its entirety by reference to the Amendment, which was filed as Exhibit 4.1 to the Company's Current Report on Form 8-K filed on March 1, 2007, and is expressly incorporated herein by reference. The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to such exhibit."

Item 2. Exhibits.

Exhibit No.	Description of Exhibit

4.1

Rights Agreement, dated as of April 24, 1998 between Steel Technologies Inc. and National City Bank, as successor Rights Agent (incorporated herein by reference to the Registrant's Form 8-K dated April 24, 1998 (filed April 27, 1998) (File No. 0-14061).

4.2

First Amendment to Rights Agreement, dated as of February 28, 2007 between Steel Technologies Inc. and National City Bank, as successor Rights Agent (incorporated herein by reference to the Registrant's Form 8-K dated February 28, 2007 (filed March 1, 2007) (File No. 0-14061).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEEL TECHNOLOGIES INC.

(Registrant)

By: /s/ Bradford T. Ray

            Bradford T. Ray

            Chief Executive Officer

Date:  March 7, 2007

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

4.1

Rights Agreement, dated as of April 24, 1998 between Steel Technologies Inc. and National City Bank, as successor Rights Agent (incorporated herein by reference to the Registrant's Form 8-K dated April 24, 1998 (filed April 27, 1998) (File No. 0-14061).

4.2

First Amendment to Rights Agreement, dated as of February 28, 2007 between Steel Technologies Inc. and National City Bank, as successor Rights Agent (incorporated herein by reference to the Registrant's Form 8-K dated February 28, 2007 (filed March 1, 2007) (File No. 0-14061).